Exhibit 99.2
Johnson Controls Expresses Interest in Acquisition of Visteon Interiors and Electronics Businesses
MILWAUKEE, May 21, 2010 /PRNewswire-FirstCall/ — Johnson Controls, Inc. (NYSE: JCI) announced that it sent a letter yesterday to Visteon Corporation expressing interest in acquiring Visteon’s interiors and electronics businesses. Johnson Controls is offering $1.25 billion in cash for the businesses, subject to due diligence, the execution of a definitive agreement and the approval of the Johnson Controls Board of Directors.
“We believe that Visteon’s interiors and electronics businesses would be an excellent strategic fit with our Automotive Experience business,” said Stephen A. Roell, Johnson Controls Chairman and Chief Executive Officer. “This acquisition would significantly expand our automotive interior technologies and capabilities. It would provide global scale and complementary products to our automotive electronics offerings. Importantly, it would broaden and deepen our global automotive customer relationships.”
Visteon interiors and electronics businesses are leaders in the fast-growing Chinese automotive interiors industry. Johnson Controls, with 23 joint ventures and 40 manufacturing facilities in China, is the leading provider of automotive seating systems. In China, both Visteon and Johnson Controls do business primarily through non-consolidated joint ventures. With the addition of Visteon’s operations, Johnson Controls Automotive Experience consolidated and non-consolidated revenues in China could exceed an estimated $7 billion in 2011.
Visteon’s major customers and Chinese joint venture partner support the transaction, according to Johnson Controls. The company said it believes its offer would provide superior value to Visteon’s stakeholders and that it could move quickly, assuming Visteon’s cooperation. It also said it expects the acquisition would have meaningful cost synergies.
Johnson Controls initially contacted Visteon regarding its interest in the interiors and electronics businesses in January 2010 and made subsequent contacts on May 7 and yesterday. No other terms or details of the proposed transaction have been disclosed, pending customary due diligence and negotiations. Wachtell, Lipton, Rosen & Katz and JPMorgan Securities have been retained by Johnson Controls to assist in the transaction.
Forward looking statement: Johnson Controls, Inc. (“the Company”) had made forward-looking statements in this document pertaining to its financial results that are based on preliminary data and are subject to risks and uncertainties. All statements other than statements of historical fact are statements that are or could be deemed forward-looking statements and included terms such as “outlook,” “expectations,” “estimates,” or “forecasts.” For those statements, the Company cautions that numerous important factors, such as automotive vehicle production levels, mix and schedules, the strength of geographic economies, currency exchange rates, cancellation of or changes to commercial contracts, the ability to complete proposed acquisitions, as well as other factors discussed in the Company’s Form 8k (filed March 9, 2009) could affect the Company’s actual results and could cause its actual consolidated results to differ materially from those expressed in any forward-looking statement made by, or on behalf of, the Company.
Johnson Controls (NYSE: JCI) is the global leader that brings ingenuity to the places where people live, work and travel. By integrating technologies, products and services, we create smart environments that redefine the relationships between people and their surroundings. Our team of 130,000 employees creates a more comfortable, safe and sustainable world through our products and services for more than 200 million vehicles, 12 million homes and one million commercial buildings. Our commitment to sustainability drives our environmental stewardship, good corporate citizenship in our workplaces and communities, and the products and services we provide to customers. For additional information, please visit http://www.johnsoncontrols.com/.
SOURCE Johnson Controls, Inc.